EXHIBIT 23(E)(VII) UNDER FORM N-1A
                                            EXHIBIT 1(E) UNDER ITEM 601/REG. S-K
                                  AMENDMENT TO

                             DISTRIBUTOR'S CONTRACT
                                    BETWEEN
                              THE HUNTINGTON FUNDS
                                      AND
                            EDGEWOOD SERVICES, INC.

       This Amendment to the Distributor's Contract ("AGREEMENT") among THE HUNTINGTON FUNDS (the "FUNDS") and EDGEWOOD SERVICES, INC. ("DISTRIBUTOR") is made and entered into as of the 23rd day of June, 2006.

       WHEREAS, the Funds have entered into the Agreement with the Distributor, dated June 23, 2006, under and pursuant to which the Distributor is the principal underwriter of the shares of the Funds;

       WHEREAS, the Securities and Exchange Commission and the United States Treasury Department ("TREASURY DEPARTMENT") have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the "APPLICABLE LAW"), specifically requiring certain financial institutions, including the Funds and the Distributor, to establish a written anti-money laundering and customer identification program ("PROGRAM");

       WHEREAS, each of the Funds and the Distributor have established a Program and wish to amend the Agreement to reflect the existence of such Programs and confirm the allocation of responsibility for the performance of certain required functions;

       NOW, THEREFORE, the parties intending to be legally bound agree as follows:

   1. The Funds and the Distributor each represent, warrant and certify that they have established, and covenant that at all times during the existence of the Agreement they will maintain, a written anti-money laundering and customer identification program ("Program") in compliance with the USA PATRIOT ACT ("Applicable Law").

   2. The Funds represent and warrant that the Funds have entered into an amendment to the agreement with the transfer agent of the Funds, pursuant to which the transfer agent has agreed to perform all activities, including the establishment and verification of customer identities as required by Applicable Law or its Program, with respect to all customers on whose behalf Distributor maintains an account with the Funds.

   3. Distributor covenants that it will enter into appropriate amendments to selling or other agreements with financial institutions that establish and maintain accounts with the Funds on behalf of their customers, pursuant to which such financial institutions covenant to establish and maintain a Program with respect to those customers in accordance with Applicable Law.







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In all other respects, the Agreement first referenced above shall remain in full force and effect.

   WITNESS the due execution hereof as of the 23rd day of June, 2006.

                            THE HUNTINGTON FUNDS

                            By:  /s/ B. Randolph Bateman
                            Name: B. Randolph Bateman
                            Title: President


                            EDGEWOOD SERVICES, INC.

                            By:  /s/ Charles L. Davis, Jr.
                            Name:  Charles L. Davis, Jr.
                            Title:  President